Exhibit 99.1
Third Amendment
to the
Copano Energy, L.L.C.
Long-Term Incentive Plan
     WHEREAS, Copano Energy, L.L.C (the “Company”) maintains the Copano Energy, L.L.C. Long-Term Incentive Plan (the “Plan”) for the purpose of granting Awards thereunder to eligible Employees, Directors and independent contractor consultants who perform services for the Company and its Affiliates; and
     WHEREAS, the Company desires to amend the Plan to comply with Section 409A of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, effective as of November 18, 2008, the Plan is amended as follows:
I. The following definition of “Code” shall be added after the definition of “Change of Control” in Section 2 of the Plan:
“Code means the Internal Revenue Code of 1986, as amended. Reference to any section of the Code shall include reference to such section and the regulations and other authoritative guidance promulgated thereunder.”
II.	A new sentence shall be added to the end of Section 6(a)(iv) of the Plan as follows:
“Further, to the extent required by Section 409A of the Code, DERs granted in tandem with Options shall not be directly or indirectly contingent on the exercise of the Options with respect to which they were granted.”
III.	A new sentence shall be added to the end of Section 6(b)(iv) of the Plan as follows:
“Further, to the extent required by Section 409A of the Code, DERs granted in tandem with UARs shall not be directly or indirectly contingent on the exercise of the UARs with respect to which they were granted.”
IV.	A new Section 8(l) shall be added to Section 8 of the Plan as follows:
“(l) Compliance with Section 409A of the Code. Nothing in the Plan or any Award Agreement shall operate or be construed to cause the Plan or an Award, to the extent subject to Section 409A, to fail to comply with the requirements of Section 409A of the Code. With respect to any Award that is subject to Section 409A of the Code, the applicable provisions of Section 409A the Code are hereby incorporated by reference and shall control over any provision of the Plan or any Award Agreement that is in conflict therewith. For purposes of such compliance, in the event that an Award that is subject to Section 409A of the Code is payable in connection with a Participant’s termination of service as an Employee or Director, such payments shall be made only in connection with a ‘separation from service’ within the meaning of Section 409A of the Code and the regulations thereunder (a ‘‘Separation from Service’’) and the adjustment provisions of the Plan (including, without limitation, Sections 4(c), 6(f)(vii), and 7(c)) shall be applied in a manner consistent with the requirements of Section 409A. In addition, in the event that an Award that is intended to be exempt from Section 409A as a short term deferral provides for vesting in connection with termination of service as an Employee or Director, such vesting shall occur only at the time of the Employee’s or Director’s Separation from Service. Further, notwithstanding anything to the contrary in the Plan or any Award Agreement, with respect to any Award that is subject to Section 409A and that provides for vesting in connection with a Change in Control or a change in control of any Affiliate of the Company, the timing of payment of such award shall not be accelerated unless the event(s) constituting the Change of Control or the change of control of such Affiliate constitute a change of control event (as defined in Treasury regulation section 1.409A-3(i)(5)). Finally, notwithstanding anything to the contrary in this Plan, in the event an Award issued under the Plan is subject to Section 409A of the Code, if upon a Participant’s Separation from Service, the Participant is a ‘specified employee’ within the meaning of Section 409A of the Code, and the deferral of any amounts or benefits otherwise payable or to be provided under any Award made pursuant to this Plan as a result of the Participant’s Separation from Service is necessary in order to prevent any accelerated or additional tax to the Participant under Section 409A of the Code, then the Company will delay the payment of any such amounts or the provision of any such benefits hereunder until the earlier of (x) the date that is six (6) months following the date of the Participant’s Separation from Service and (y) the date of the Participant’s death following such Separation from Service. Upon the expiration of the applicable deferral period, any delayed amounts will be paid to the Participant in a single lump sum and any delayed benefits will be provided on such date.”
V. Notwithstanding anything to the contrary herein or in any Award Agreement, the provisions of Section 8(l) of the Plan that have been added to the Plan pursuant to this instrument shall be effective with respect to all Awards under the Plan, whether granted before or after the date of this instrument.
VI. All terms used herein that are defined in the Plan shall have the same meanings given to such terms in the Plan, except as otherwise expressly provided herein.

VII. Except as amended and modified hereby, the Plan shall continue in full force and effect and the Plan and this instrument shall be read, taken and construed as one and the same instrument.
     Effective this 18th day of November, 2008.